PRESS RELEASE


Shareholders of Dresdner RCM Global Strategic Income Fund Reject
Recommendation by ISS and Vote to Open-end

New York October 30, 2000 -- Opportunity Partners L.P. announced today that preliminary results indicate that stockholders of Dresdner RCM Global Strategic Income Fund, Inc. (DSF) have voted overwhelmingly to approve its proposal to convert DSF from a closed-end fund to an open-end fund. Prior to submission of the Opportunity Partners proposal, DSF's shares had traded at a discount in excess of 20% below their net asset value (NAV). If the proposal is implemented, stockholders will be able to redeem their shares at any time at NAV.

The open-ending proposal was opposed by both DSF's board of directors and Institutional Shareholder Services (ISS), the nation's leading proxy advisory firm. Nevertheless, it was approved by shareholders by a margin of roughly 2 to 1. In a statement issued today, Phillip Goldstein, portfolio manager of Opportunity Partners said: "This vote is further evidence that ISS is out of touch with many shareholders of closed-end funds and other companies whose stocks are trading below their intrinsic value. ISS often fails to appreciate the economic benefit to shareholders of closing a persistent gap between a stock's market price and its underlying value and is more tolerant than shareholders of a lack of meaningful action by management to close that gap."

Goldstein accused ISS of employing an "ivory tower" approach to analyzing proxy contests that emphasizes corporate governance theory rather than measures to increase shareholder value. In addition to DSF, he cited two other examples where he alleges ISS produced a flawed analysis that led to an embarrassingly wrong recommendation. Last March, ISS agreed with the management of the Foreign and Colonial Emerging Middle East Fund that shareholders should vote against a proposal to permit them to realize NAV. The proposal received more than 90% of the votes cast by shareholders. "When shareholders and ISS wind up 180 degrees apart, it obviously calls their analysis into question," Goldstein commented.

In another instance cited by Goldstein, ISS supported management in a proxy contest launched in 1997 by a dissident shareholder of Baldwin Piano and Organ Company who had sought to have the company sold. Despite Baldwin's prolonged underperformance and a consensus view that its stock price of $13-to $14 was significantly less than its breakup value, ISS recommended that shareholders support the incumbent board of directors saying, "[W]e believe management's efforts to turn the company around have been considerable, and we believe Baldwin has significant potential in the future . . . Baldwin has made significant strides toward modernizing its manufacturing capabilities and improving the overall operation of the company. ISS concurred with Baldwin management that disrupting its strategic plan by replacing the board would not be in shareholders' best interests, adding, ". . . the strategic plan and the improved results are moving Baldwin in the right direction."

Baldwin's board was re-elected in accordance with ISS's recommendation but the company's financial performance continued to deteriorate. Baldwin's stock price is currently around $3.25 per share but ISS denies any responsibility for the loss of shareholder value. Its standard disclaimer for its work product states that "we assume no liability with respect to the consequences of relying on [our analysis or recommendation] for investment or other purposes." Goldstein called the ISS disclaimer "an attempt to distance itself from any recommendation it makes that leads to losses for shareholders." "How," he asked, "can ISS in good conscience deny that its poor judgment may have been a factor in the dramatic loss of value that Baldwin shareholders have suffered?"

Goldstein urged ISS and its competitors to focus on providing proxy-voting advice that will enhance shareholder value. "After all, of what value is a recommendation that does not even purport to answer the key question that most shareholders care about when voting a proxy: `How should I vote to increase the value of my investment?'"

Opportunity Partners L.P. is a New York based investment partnership with assets of $46 million.

Contact: Phillip Goldstein at (914) 747-5262 or oplp@att.net.